UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2025

Mayville Engineering Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-38894	39-0944729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 S. 84th Street, Suite 300 Milwaukee, Wisconsin 53214
(Address of Principal Executive Offices and zip code)

(414) 381-2860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	MEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2025, Mayville Engineering Company, Inc. (the “Company”), Accu-Fab, LLC (“Accu-Fab”) and Tide Rock YieldCo, LLC (“Seller”) entered into a Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions contained therein, the Company will acquire all of the issued and outstanding limited liability company interests of Accu-Fab (the “Acquisition”) for a total consideration of $140.5 million, subject to customary adjustments including a net working capital adjustment. Accu-Fab is a vertically integrated contract manufacturer providing technology-driven, cutting-edge metal fabrication solutions to large OEMs. Accu-Fab offers value-added services that include design, engineering, sheet metal fabrication and integration, and specialized finishing. Accu-Fab serves as a supplier to major OEMs in the critical power infrastructure, data center and renewable energy end-markets.

The Acquisition, which has been approved by the Company’s Board of Directors, is expected to close in the third quarter of 2025, subject to the satisfaction or waiver of certain customary closing conditions, including, among other things: (i) the accuracy of the representations and warranties of each party to the Purchase Agreement, subject to certain materiality qualifications; (ii) the performance by each party of its obligations and covenants in all material respects; (iii) the expiration of any waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iv) the absence of any applicable law or order prohibiting the Acquisition; and (v) the absence of any litigation or similar proceeding relating to the Acquisition.

The Purchase Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. The covenants relate to, among other things, the following: (i) Accu-Fab’s obligation to operate its and its subsidiaries’ business in the ordinary course between execution of the Purchase Agreement and the closing of the Acquisition; (ii) Accu-Fab’s obligation to refrain, and to cause Accu-Fab’s subsidiaries to refrain, from taking certain types of actions between execution of the Purchase Agreement and the closing of the Acquisition without the Company’s prior written consent; and (iii) each party’s obligation to use reasonable best efforts to obtain certain waivers, consents and approvals, to effect certain filings, and to take certain other actions, necessary to complete the Acquisition.

The Purchase Agreement may be terminated by mutual written agreement of the Company and Seller or by either the Company or Seller in limited circumstances, including, among other things, (i) certain uncured breaches of any representation, warranty, covenant or obligation in the Purchase Agreement by the other party; (ii) failure to complete the Acquisition within 90 days of the date of the Purchase Agreement; and (iii) the existence of a law or an order prohibiting the Acquisition.

The Company intends to finance the Acquisition through cash on hand and by borrowing under its existing $250 million credit agreement.

The Purchase Agreement and the press release issued by the Company in connection with the execution of the Purchase Agreement are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The summary of the material provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the Purchase Agreement filed as an exhibit hereto. The representations and warranties contained in the Purchase Agreement were made by the parties to each other as of specific dates and the assertions embodied in these representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

Item 9.01.Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.

(d)Exhibits.  The exhibit listed in the exhibit index below is being filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

2	Purchase Agreement, dated as of May 23, 2025, among Mayville Engineering Company, Inc., Accu-Fab, LLC and Tide Rock YieldCo, LLC*

99	Press Release of Mayville Engineering Company, Inc., dated May 27, 2025, regarding the acquisition of Accu-Fab, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

___________________

* The disclosure schedules and similar attachments to this agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules or attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYVILLE ENGINEERING COMPANY, INC.

Date: May 27, 2025	By:	/s/ Sean P. Leuba
Sean P. Leuba
Senior Vice President, General Counsel and Secretary